                             AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 M2DIRECT, INC.



                                   ARTICLE ONE
                                      NAME
                                      ----


       The name of the corporation is M2Direct, Inc.

                                   ARTICLE TWO
                                 CAPITALIZATION
                                 --------------



       The total number of shares of all classes which the Corporation has authority to issue is one hundred million five hundred thousand (100,500,000), of which one hundred million (100,000,000) shares shall be designated as "Common Stock," and five hundred thousand (500,000) shares shall be designated as "Preferred Stock."



       The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each class of stock are as follows:

                                 Preferred Stock

       The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

       The Board of Directors is expressly authorized, at any time, by (i) adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, (ii) if and to the extent from time to time required by law, by filing articles of amendment that are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

       (a) the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

       (b) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

       (c) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

       (d) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

       (e) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

       (f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

       (g) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

       The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to he dates from and after which dividends thereon shall accumulate, if cumulative.

       250,000 shares of the corporation's Preferred Stock shall be designated "Series A Convertible Preferred Stock." The Series A Convertible Preferred Stock shall have the rights, preferences, privileges, restrictions, and other matters as follows:

              1.     Dividends. The holders of Series A Convertible Preferred
                     ---------
rate of eight percent per share per annum (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), payable out of funds legally available therefor or in Common Stock. Such dividends shall be cumulative and shall be payable only when and as declared by the Board of Directors.

              2.     Liquidation Preference.
                     ----------------------

              (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the Series A Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $8.68 per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to

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

such shares) plus all declared or accumulated but unpaid dividends on such share for each share of Series A Convertible Preferred Stock then held by them and no more. If upon the occurrence of such event, the assets and funds thus distributed among the Series A Holders shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the Series A Holders in proportion to the shares of Series A Convertible Preferred Stock then held by them.

              (b) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences with respect to the Series A Convertible Preferred Stock as provided in subparagraph (a) of this Section 2, the holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the assets or surplus funds of the corporation to the Series A Holders by reason of their ownership thereof, an amount equal to the per share book value for each share of Common Stock then held by them and no more. Subject to the payment in full of the liquidation preferences with respect to the Series A Convertible Preferred Stock as provided in subparagraph (a) of this Section 2, if upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them. After payment to the Series A Holders and the holders of Common Stock of the amounts set forth in subparagraph (a) above and this subparagraph (b), the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Convertible Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which the Series A Holders have the right to acquire upon conversion of their shares.

              (c) A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, but shall be subject to the provisions of Section 5 hereof.

              3.     Voting Rights. Except as otherwise expressly provided
                     -------------
herein or as required by law, the Series A Holders shall have no voting rights on account of the ownership of Series A Convertible Preferred Stock and shall not be entitled to notice of any shareholders meeting.

              4.     Conversion. The Series A Holders shall have conversion
                     ----------
rights as follows (the "Conversion Rights"):

              (a)    Right to Convert. Each share of Series A Convertible
                     ----------------
Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $8.68 plus all declared or accumulated but unpaid dividends on each share of Series A Convertible Preferred Stock by the then applicable Conversion Price, determined as hereinafter provided (the "Conversion Price"), in effect on the date the certificate is surrendered for conversion. The initial Conversion

Price shall be $2.17. Such initial Conversion Price shall be adjusted as hereinafter provided.

              (b)    Automatic Conversion. Each share of Series A Convertible
                     --------------------
Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price at the earlier of: (i) the closing of a Qualified Public Offering (as hereinafter defined); or (ii) the affirmative vote of the holders of at least one-half of the outstanding shares of Series A Convertible Preferred Stock. A "Qualified Public Offering" shall mean an offering of securities of the Corporation that is registered under the Securities Act of 1933, as amended, and that yields gross proceeds of at least $7,500,000.

              (c)    Mechanics of Conversion. Before any Series A Holder shall
                     -----------------------
be entitled to convert his shares of Series A Convertible Preferred Stock into shares of Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series A Holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              (d)    Adjustments to Conversion Price.
                     -------------------------------

                     (i)    Special Definitions. For purposes of this Section 4,
                            -------------------
the following definitions apply:

                     "Original Issue Date" shall mean the date on which a share
                      -------------------
              of Series A Convertible Preferred Stock was first issued.

                     "Additional Shares of Common Stock" shall mean all shares
                      ---------------------------------
              of Common Stock issued by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                     (A) upon conversion of shares of Series A Convertible Preferred Stock;

                     (B) to officers, directors or employees of, or consultants to, the corporation, on terms approved by the Board of Directors; or

                     (C) as a dividend or distribution on Series A Convertible Preferred Stock.

                     (ii)   Adjustments for Combinations or Subdivisions. No
                            --------------------------------------------
adjustment in the Conversion Price of a particular share of Series A Convertible Preferred Stock shall be made unless this corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

                     (e)    Other Distributions. In the event the corporation
                            -------------------
shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the corporation or any of its subsidiaries other than Additional Shares of Common Stock, then in each such event provision shall be made so that the Series A Holders shall receive the securities of the corporation which they would have received had their stock been converted into Common Stock on the date of such event.

                     (f)    No Impairment. The corporation will not, by
                            -------------
amendment of its Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Series A Holders against impairment.

                     (g)    Notices of Record Date. In the event of any taking
                            ----------------------
by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution of: (i) any security or right convertible into or entitling the holder thereof to receive Additional Shares of Common Stock; (ii) any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property; or
(iii) any other similar right, the corporation shall mail to each Series A Holder at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                     (h)    Issue Taxes. The corporation shall pay any and all
                            -----------
issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock.

                     (i)    Reservation of Stock Issuable Upon Conversion. The
                            ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be

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

sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

                     (j)    Fractional Shares. No fractional share shall be
                            -----------------
issued upon the conversion of any shares of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a Series A Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share of Common Stock. In lieu of any fractional share of Common Stock to which a Series A Holder would otherwise be entitled, the corporation shall make a cash payment equal to the fair market value of such fractional share of Common Stock, as determined in good faith by the Board of Directors.

                     (k)    Adjustments. In case of any reorganization or any
                            -----------
reclassification of the capital stock of the corporation, any consolidation or merger of the corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the corporation to another corporation, each share of Series A Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Convertible Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Series A Holders, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series A Convertible Preferred Stock.

                     5.     Merger, Consolidation.
                            ---------------------

                     (a)    At any time, in the event of:

                            (i) a consolidation or merger of the corporation with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary;

                            (ii) any corporate reorganization in which the corporation shall not be the continuing or surviving entity of such reorganization;

                            (iii) a sale of all or substantially all of the assets of the corporation; or

                            (iv) any transaction approved by the corporation in which more than 50% of the outstanding stock of the corporation (on an as-converted basis) is exchanged in any three month period;

the Series A Holders shall be paid (unless such payment is waived by the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock) in cash or in securities received from the acquiring corporation or in a combination thereof, at the closing of any such transaction, an amount equal to the amount per share which would be payable to such holders pursuant to Section 2 if all consideration received by the corporation and its shareholders in connection with such event were being distributed in a liquidation of the corporation.

              (b) Any securities to be delivered to the Series A Holders pursuant to Section 5(a) above shall be valued as follows:

                     (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                            (A) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the 30-day period ending three days prior to the closing;

                            (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and

                            (C) If there is no active public market, the value shall be the fair market value thereof (as determined in good faith by the Board of Directors of the corporation).

                     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (b)(1)(a),
                     (b)(1)(b) or (b)(1)(c) to reflect the approximate fair market value thereof (as determined in good faith by the Board of Directors of the corporation).

       6.     Amendment. Any term relating to the Series A Convertible Preferred
              ---------
Stock may be amended and the observance of any term relating to the Series A Convertible Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of at least 50% of the shares of Series A Convertible Preferred Stock then outstanding. Any amendment or waiver so effected shall be binding upon the corporation and any Series A Holder.

       7.     Restrictions and Limitations. So long as at least 50% of the
              ----------------------------
shares of Series A Convertible Preferred Stock that are issued by the corporation remain outstanding, the corporation shall not, without the vote or written consent by the holders of more than 50% of the then outstanding shares of Series A Convertible Preferred Stock:

       (a) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock or create any new class or series of capital stock which results in the issuance of shares of stock having any preference or priority as to dividend or redemption rights, liquidation preferences, conversion rights, or otherwise, superior to (but not on a parity with) any such preference or priority of the Series A Convertible Preferred Stock;

       (b) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock; or

       (c) Redeem any shares of Common Stock (other than pursuant to employment agreements).

       8.     Redemption. The corporation may redeem, at its option, between
              ----------
July 31, 2001 and July 31, 2003 (the "Redemption Period"), any or all outstanding shares of Series A Convertible Preferred Stock by paying in cash therefor $8.68 per redeemed share of Series A Convertible Preferred Stock (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) (the "Redemption Price").

       (a) During the Redemption Period, the corporation may effect a redemption by mailing written notice, first class postage prepaid, to the Series A Holders the corporation wishes to redeem, specifying the number of shares to be redeemed from such holders, and calling upon the holders to deliver the shares to be redeemed (the "Redemption Notice"). Upon receipt of a Redemption Notice, a Series A Holder may not convert any shares that are subject to redemption as stated in the Redemption Notice into shares of Common Stock. The date for the closing of such redemption (a "Redemption Date") shall be stated by the Corporation in the Redemption Notice and shall be a date no earlier than 10 days from the date of the mailing of the Redemption Notice by the corporation. On or prior to the Redemption Date, each Series A Holder that receives a Redemption Notice shall surrender to the corporation the certificate or certificates representing such shares, at the principal office of the corporation, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

       (b) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

       9.     No Reissuance of Series A Convertible Preferred Stock. No share or
              -----------------------------------------------------
shares of Series A Convertible Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

                                  Common Stock

       Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article Two, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

       (a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

       (b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

       (c) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the common Stock in accordance with their respective rights and interests.


                                  ARTICLE THREE
                        LIMITATION ON DIRECTOR LIABILITY
                        --------------------------------

       No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

              (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

              (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

              (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code (the "Code"); and

              (iv) any transaction from which the director derived an improper personal benefit.

       If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

       Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

                                  ARTICLE FOUR
                           SHAREHOLDER ACTION WITHOUT
                     MEETING BY LESS THAN UNANIMOUS CONSENT
                     --------------------------------------

       The shareholders, without a meeting, may take any action required or permitted to be taken at a meeting of the shareholders, if written consent setting forth the action to be taken is signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast the greater of (a) the minimum number (or numbers, in the case of voting classes) of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted, or (b) two thirds (2/3) of the number (or numbers, in the case of voting by classes) of votes which could be cast with respect to such action at a meeting at which all shares entitled to vote were present and voted. An action by less than unanimous consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting.

       These Amended and Restated Articles of Incorporation were duly approved by the Board of Directors, on April 30, 1999 in accordance with Section 14-2-1002 and Section 14-2-1007 of the Georgia Business Corporation Code. Shareholder action was not required.

       IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officer on April 30, 1999.


                                 M2DIRECT, INC.



                                 /s/ Michael T. Kane
                                 --------------------
                                 By: Michael T. Kane
                                     Chief Financial Officer

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